EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161073, 333-156350, and 333-154418 on Form S-3 and Nos. 33-83676, 33-95766, 333-160371, 333-160370, 333-40316, 333-100420, 333-120131, 333-125298, 333-135439, 333-144811, and 333-145207 on Form S-8 of our report dated April 9, 2010, relating to the statement of assets acquired and liabilities assumed by Columbia State Bank (a wholly owned subsidiary of Columbia Banking System, Inc.), pursuant to the Purchase and Assumption Agreement, dated January 22, 2010, which report appears in this Amendment No. 1 to the Current Report on Form 8-K/A of Columbia Banking System, Inc.

/s/ Deloitte & Touche LLP

Seattle, Washington
April 9, 2010